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                                                           EXHIBIT 11

                                                 RICHMOND COUNTY FINANCIAL CORP.
                                         STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                              (In Thousands, Except Per Share Data)


                                                                                    FOR THE                     FOR THE
                                                                              THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                                   MARCH 31,                    MARCH 31,
                                                                           --------------------------   --------------------------
                                                                              2001          2000           2001          2000
                                                                           ------------  ------------   ------------  ------------
Net Income                                                                  $     9,881   $     8,809    $    28,849   $    26,946
                                                                           ============  ============   ============  ============

Weighted average common shares outstanding                                   25,843,517    25,923,987     24,106,621    27,181,803

Common stock equivalents due to dilutive effect of stock options                      -             -              -             -
                                                                           ------------  ------------   ------------  ------------

Total weighted average common shares and equivalents                         23,843,517    25,923,987     24,106,621    27,181,803
                                                                           ============  ============   ============  ============

Basic earnings per common and common share equivalents                      $      0.41   $      0.34    $      1.20   $      0.99
                                                                           ============  ============   ============  ============

Total weighted average common shares and equivalents outstanding             23,843,517    25,923,987     24,106,621    27,181,803

Additional dilutive shares using ending period market value versus average market value for the period when utilizing the treasury
   stock method regarding stock options                                         971,965        89,528        747,697       226,705
                                                                           ------------  ------------   ------------  ------------

Total shares for dilutive earnings per share                                 24,815,482    26,013,515     24,854,318    27,408,508
                                                                           ============  ============   ============  ============

Diluted earnings per common share equivalents                               $      0.40   $      0.34    $      1.16   $      0.98
                                                                           ============  ============   ============  ============
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